Exhibit 99.1

BTCS Offers Shareholders a $0.05 per share “Bividend” – a Blockchain Dividend Payable in Ethereum

Offers shareholders an additional $0.35 per share Ethereum Loyalty Payment for moving shares to Book Entry

Silver Spring, MD – (Globe Newswire – August 18, 2025) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, short for Blockchain Technology Consensus Solutions, today announced that it is paying shareholders a one-time blockchain dividend, or “Bividend” of $0.05 per share in Ethereum (ETH). The Bividend marks the first time a public company has paid a dividend in ETH.

BTCS is also offering a one-time $0.35 per share loyalty payment, payable solely in ETH, to shareholders who move their shares to book entry with the Company’s transfer agent and keep them there for at least 120 days, which should reduce the ability of shares to be lent for short-selling purposes. Together, the Bividend and loyalty payment total $0.40 per share in ETH for eligible shareholders. Officers, directors, and employees of the Company, as well as Series V Preferred holders, are not eligible for the $0.35 per share loyalty payment.

“We are paying the Bividend and loyalty payment to thank our long-term shareholders and empower them to take control of and protect their investment,” said Charles Allen, CEO of BTCS. “By moving to book entry, our shareholders receive a tangible benefit and prevent their shares from being lent to short sellers, protecting against market manipulation and forcing institutional short sellers to either cover or call in existing short positions.”

“Right now, short sellers are betting against BTCS because they expect us to sell a significant number of shares to raise capital,” said Allen. “As the largest shareholder of BTCS, let me be perfectly clear: my goal is to grow our market cap primarily through share price appreciation, not toxic dilution. I have and will continue to aggressively protect our company and our shareholders from institutions that short our stock to profit at your expense.”

BTCS intends to pay the $0.05 per share ETH Bividend based on ETH’s price on the record date. Investors who do not elect to receive the ETH Bividend will receive a cash dividend of $0.05 per share.

As of August 15, 2025, BTCS stock closed at $4.41 per share, despite holding approximately $6.65 per share in cash and digital assets, illustrating the compelling value proposition for our shareholders. This underscores the disconnect between our share price and the intrinsic value of our underlying assets and operating business, making it an appropriate time to reward shareholders with this distribution.

Shareholders should consult their tax advisors regarding the tax implications of receiving this distribution and the loyalty payment.

“We have a history of rewarding our shareholders for their loyalty: in addition to paying a Bividend in Bitcoin in 2022, we are the first public company in the world to pay a Bividend in Ethereum,” said Allen. “This is a moment we have long anticipated since our February 2015 purchase of bividend.com.”

How can shareholders participate in the Bividend?

To receive the Bividend in ETH, prior to the record date, BTCS shareholders must: (1) complete the opt-in form available through bividend.com, and (2) transfer their shares to our transfer agent, Equity Stock Transfer, by following the provided instructions. Any shareholder who does not opt-in to receive their Ethereum Bividend will automatically receive the dividend in USD.

BTCS has set a record date of September 26, 2025, allowing ample time for shareholders to complete the opt-in process and move their shares before the record date.

The Bividend, and the equivalent cash dividend, will be paid as soon as possible after the record date.

How can shareholders receive the loyalty payment?

In addition to the Bividend, BTCS will issue a one-time loyalty payment of $0.35 per share to Common Stock shareholders who hold their shares with the Company’s transfer agent from September 26, 2025, through January 26, 2026. Shareholders need to complete the opt-in form and transfer their shares to our transfer agent, Equity Stock Transfer, to receive the loyalty payment.

Payable solely in ETH, the loyalty payment is designed to reward long-term shareholders who demonstrate continued support for BTCS’s vision and strategy and potentially limit predatory short-selling practices.

The loyalty payment will be paid as soon as possible after January 26, 2026.

Full details are outlined on bividend.com and disclosed in a Form 8-K filed with the Securities and Exchange Commission on August 18, 2025. Series V Preferred shareholders will also receive a $0.05 cash dividend and are not eligible for the loyalty payment.

CEO Charles Allen recently published a thought leadership piece entitled “Why Fake Shares and Forced Lending Must Be Outlawed” that can be found here.

About BTCS:

BTCS Inc. (“BTCS” or the “Company”), short for Blockchain Technology Consensus Solutions, is a U.S.-based Ethereum-first blockchain technology company committed to driving scalable revenue and ETH accumulation through its hallmark strategy, the DeFi/TradFi Accretion Flywheel, an integrated approach to capital formation and blockchain infrastructure. By combining decentralized finance (“DeFi”) and traditional finance (“TradFi”) mechanisms with its blockchain infrastructure operations, comprising NodeOps (staking) and Builder+ (block building), BTCS offers one of the most sophisticated opportunities for leveraged ETH exposure, driven by scalable revenue generation and a yield-focused ETH accumulation strategy. Discover how BTCS offers operational and financial leveraged exposure to Ethereum through the public markets at www.btcs.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding our ability to successfully implement and pay the Bividend and loyalty payment, growth in our market cap and appreciation in stock price. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon assumptions and are subject to various risks and uncertainties, regulatory issues, unanticipated issues on Nasdaq with respect to implementing the Bividend or issues implementing the loyalty payment, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2024 which was filed on March 20, 2025. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Relations:

Charles Allen – CEO

X: @Charles_BTCS

Email: ir@btcs.com